EXHIBIT 10.1

Mineral Claims Purchase Agreement

MINERAL CLAIMS PURCHASE AGREEMENT

THIS MINERAL CLAIMS PURCHASE AGREEMENT (this “Agreement”) is dated for effect as of April 4, 2013

BETWEEN:

New York Tutor Company , a Nevada corporation (" Purchaser ");

AND:

Guerrero Exploration Inc. , an Alberta corporation (" Guerrero " or the " Vendor ")

WHEREAS:

A.

Guerrero, through its wholly owned local subsidiaries, is the beneficial owner of the --- unpatented mineral claims (the " Property ") located in Botswana, as more particularly described in Schedule "A" hereto; and

B.

Guerrero has agreed to sell to the Purchaser and the Purchaser has agreed to purchase from Guerrero all of the rights, title and interest of Guerrero in and to the Property as herein provided.

NOW THEREFORE, for good and valuable consideration, the receipt and sufficiency whereof is hereby acknowledged by the parties, the parties agree as follows:

1.0

DEFINITIONS

1.1

In this Agreement, except as otherwise expressly provided or as the context otherwise requires:

" Agreement " means this Agreement, including the Schedules hereto, as amended or supplemented from time to time.

" Property " means the mineral claims described in Schedule "A", and all mining leases and other mining interests derived from any such claims, and a reference herein to mineral claims comprised in the Property includes any mineral leases or other interests into which such mineral claim may have been converted.

1.2

The headings are for convenience only and are not intended as a guide to interpretation of this Agreement or any portion thereof.

1.3

The word "including", when following any general statement or term, is not to be construed as limiting the general statement or term to the specific items or matters set forth or to similar items or matters, but rather as permitting the general statement or term to refer to all other items or matters that could reasonably fall within its broadest possible scope.

1.4

All accounting terms not otherwise defined herein have the meanings assigned to them, and all calculations to be made hereunder are to be made, in accordance with U.S. generally accepted accounting principles applied on a consistent basis.

1.5

In this Agreement, except as otherwise specified, all references to currency mean U.S. currency.

1.6

A reference to a statute includes all regulations made thereunder, all amendments to the statute or regulations in force from time to time, and any statute or regulation that supplements or supersedes such statute or regulations.

1.7

A reference to an entity includes any successor to that entity.

1.8

A reference to "approval", "authorization" or "consent" means written approval, authorization or consent.

2.0

REPRESENTATIONS AND WARRANTIES OF THE PURCHASER

2.1

The Vendor represents and warrants to the Purchaser that:

(a)

it is the beneficial owner of the Property;

(b)

Vendor and its subsidiaries are validly existing and in good standing in the jurisdictions of their incorporation and all jurisdictions in which they do business  and are lawfully qualified to hold the beneficial interest in the Property in Botswana;

(c)

the Vendor has full power and authority for the execution of this Agreement and for the performance of this Agreement by it, and the consummation of the transaction herein contemplated and, subject to approval from the Botswana government, does not require any third party consents, will not conflict with or result in any breach of any covenants or agreements contained in, violate the rights of any third party, or constitute a default under, or result in the creation of any encumbrance under the provisions of any indenture, agreement or other instrument whatsoever to which the Vendor is a party or by which it is bound or to which it may be subject;

(d)

to the best of the Vendor's knowledge, there is no outstanding directive or order or similar notice issued by any regulatory agency, including agencies responsible for environmental matters, affecting the Property or the Vendor, including its subsidiaries nor is there any reason to believe that such an order, directive or similar notice is pending;

(e)

the mineral claims comprised in the Property have been duly and validly located and recorded pursuant to the laws of the jurisdiction in which the property is situate and are in good standing with respect to all filings, fees, taxes, assessments, work commitments or other conditions on the date hereof, provided that the Purchaser acknowledges that the 3 claims identified on Schedule A as the Bonnyridge Licenses, expiring September 30, 2012 are in for renewal with the Botswana government agency, and there is no assurance that they will be renewed or if they are renewed, what acreage they will cover, and the same process will apply to all other claims by September 30, 2013, and that the Vendor shall not be liable for any such diminishment or cancellation;

(f)

there is no adverse claim or challenge against or to the ownership of or title to any of the mineral claims comprising the Property, nor to the knowledge of the Vendor, is there any basis therefore, and there are no outstanding agreements or options to acquire or purchase the Property or any portion thereof, and no person other than the government of Botswana, has any royalty or other interest whatsoever in production from any of the mineral claims comprising the Property; and this Agreement will, on the Closing , be a legal, valid and binding obligation of Guerrero, enforceable against Guerrero in accordance with its terms.

2.2

The representations and warranties contained in Section 2.1 are provided for the exclusive benefit of the Purchaser and a breach of any one or more thereof may be waived by the Purchaser in whole or in part at any time without prejudice to it rights in respect of any other breach of the same or any other representation or warranty; and the representations and warranties contained in Section 2 will survive the execution hereof.

3.0

ACQUISITION OF PROPERTY TERMS

3.1

The Vendor hereby grants and transfers to the Purchaser all of its right, title and  interest in and to the Property free and clear of all liens, charges, encumbrances and claims, subject to and on the condition that the Purchaser shall fulfill the requirements as set out in Section 3.2, and the successful transfer of the Property as set out in Section 3.4.

3.2

The Purchaser, or its nominee shall pay to Guerrero aggregate consideration of US$850,000 as follows:  a) an amount of $500,000 in cash, b) assumption of trade payables of US$200,000 of Pinette Pty and Bonnyridge Pty (wholly owned subsidiaries of Guerrero), and  c) assumption of up to US$150,000 for geological consulting fees incurred on the exploration work programs on the Property to cover monies owed by Pinette Pty and Bonnyridge Pty to Luc Antoine through his company, Aspire Investments (the “Aggregate Purchase Price”).

3.3

A non-refundable cash deposit in the amount of US$80,600 is acknowledged by the Vendor and Purchaser  as paid as at the date of this Agreement and forms a non-refundable advance on, and deduction to, the $500,000 cash amounts due to the Vendor by the Purchaser outlined in Section 3.2 a).

3.4

The balance of the Aggregate Purchase Price shall be paid by the Vendor to the Purchaser upon receipt of registerable claim transfer documentation (the "Closing") as accepted by the Botswana government.  The balance of the purchase price will be paid by the Purchaser upon the successful registration and consent of the Botswana minerals registration authority of the transfer documentation, which the Purchaser undertakes to effect as soon as possible but in any event within 180 days of the execution hereof.

4.0

SUBJECT CONDITIONS

4.1

When the requirements under Section 3 are met, a 100% interest in the Property, subject to the provisions of this Agreement, shall vest to the Purchaser free and clear of all liens, charges, encumbrances and claims, with no royalty interest of any kind other than any royalties that the government of Botswana may impose.

5.0

TRANSFERS

5.1

The Purchaser may at any time, sell, transfer, or otherwise dispose of all or any portion of its rights and/or interest in and to the Property and this Agreement providing that the sale, transfer or disposition recognizes and adheres to the provisions of this Agreement.

5.2

 If the Purchaser decides to let the unpatented claims comprising the Property lapse, it will provide 30 days written notice of such to the Vendor.

6.0

CONFIDENTIAL INFORMATION

6.1

No information furnished by the Purchaser to the Vendor hereunder in respect of the sale of product derived from the Property, will be disclosed or published by the Vendor without the written consent of the Purchaser, but such consent in respect of the reporting of factual data will not be unreasonably withheld, and will not be withheld in respect of information required to be publicly disclosed pursuant to applicable securities or corporation laws.  This provision shall not apply to information which becomes part of the public domain provided that it does not become part of the public domain by the actions of a party hereto in contravention of its obligation to keep such information confidential.

6.2

Nothing in this Section shall prevent a party from disclosing information to a third party for purposes of corporate reorganization, financing, review of materials, data and results by a consultant and like matters provided that such third party agrees to be bound by these provisions of confidentiality.

7.0

NOTICES

7.1

Each notice, demand or other communication required or permitted to be given under this Agreement will be in writing and will be sent by prepaid registered mail deposited in a post office addressed to the party entitled to receive the same, or delivered to such party, at the address for such party specified or by facsimile, in each case addressed as applicable as follows:

If to the Purchaser at:

Attention:  Andrew Stone, President

New York Tutor Co.

845 3 rd Avenue, Sixth Floor

New York, NY USA  10022

(a)

If to the Vendor at:

Attention: Bill Thomas, CFO

Guerrero Exploration Inc.

Suite 1220 – 666 Burrard Street,

Vancouver, B.C.,  Canada  V6C 2X8

or to such other address as is specified by the particular party by notice to the others.

7.2

The date of receipt of such notice, demand or other communication will be the date of delivery thereof if delivered or the date of sending it by facsimile, or, if given by registered mail as aforesaid, will be deemed conclusively to be the third day after the same will have been so mailed except in the case of interruption of postal services for any reason whatever, in which case the date of receipt will be the date on which the notice, demand or other communication is actually received by the addressee.

7.3

Either party may at any time and from time to time notify the other party in writing of a change of address and the new address to which notice will be given to it thereafter until further change.

8.0

GENERAL

8.1

This Agreement will supersede and replace any other agreement or arrangement, whether oral or written, heretofore existing between the parties in respect of the subject matter of this Agreement.

8.2

No consent or waiver expressed or implied by either party in respect of any breach or default by the other in the performance of such other of its obligations hereunder will be deemed or construed to be a consent to or a waiver of any other breach or default.

8.3

The parties will promptly execute or cause to be executed all documents, deeds, conveyances and other instruments of further assurance which may be reasonably necessary or advisable to carry out fully the intent of this Agreement or to record wherever appropriate the respective interests from time to time of the parties in the Property.

8.4

This Agreement and any other writing delivered pursuant hereto may be executed in any number of counterparts with the same effect as if all parties to this Agreement or such other writing had signed the same document and all counterparts will be construed together and will constitute one and the same instrument.

8.5

This Agreement will be governed and construed according to the laws of Alberta applicable therein and the parties hereby attorn to the jurisdiction of the Courts of Alberta in respect of all matters arising hereunder.

8.6

This Agreement will enure to the benefit of and be binding upon the parties and their respective successors and permitted assigns.

IN WITNESS WHEREOF this Agreement has been executed on behalf of the parties by their duly authorized officers in that behalf.

GUERRERO EXPLORATION INC., an Alberta corporation

By:        / s / Michelle Robinson

Its:  President, CEO, and Director

NEW YORK TUTOR COMPANY, a Nevada corporation

By:         / s / Andrew Stone

Its: President, CEO, and Director

SCHEDULE "A"

Company	PL Number	Size km2	Date Issued	Date Renewal
Pinette	PL137/2010	852.1	1 Oct 2010	30 Sept 2013
Pinette	PL138/2010	455.5	1 Oct 2010	30 Sept 2013
Pinette	PL139/2010	830	1 Oct 2010	30 Sept 2013
Pinette	PL140/2010	731.9	1 Oct 2010	30 Sept 2013
Pinette	PL141/2010	923.2	1 Oct 2010	30 Sept 2013
Pinette	PL142/2010	696.8	1 Oct 2010	30 Sept 2013
Pinette	PL143/2010	751.1	1 Oct 2010	30 Sept 2013
Pinette	PL144/2010	746.6	1 Oct 2010	30 Sept 2013
Pinette	PL145/2010	654.7	1 Oct 2010	30 Sept 2013
Pinette	PL146/2010	970.6	1 Oct 2010	30 Sept 2013
Pinette	PL147/2010	890.8	1 Oct 2010	30 Sept 2013
Pinette	PL148/2010	1000	1 Oct 2010	30 Sept 2013

Bonnyridge Licenses:

PL700/2009  for 983 kms2 with issue date of Oct 1, 2009 and Date Renewal of Sept 30, 2012.

PL701/2009  for 992.2 kms2 with issue date of Oct 1, 2009 and Date Renewal of Sept 30, 2012.

PL702/2009  for 990.4 kms2 with issue date of Oct 1, 2009 and Date Renewal of Sept 30, 2012.

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